UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2014

Whiting Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-31899	20-0098515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Broadway, Suite 2300, Denver, Colorado 80290-2300

(Address of principal executive offices, including ZIP code)

(303) 837-1661

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. §230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. §240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. §240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. §240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Whiting Petroleum Corporation (the “Company”) held a special meeting of its stockholders (the “Special Meeting”) on December 3, 2014 in connection with the Arrangement Agreement, dated as of July 13, 2014, by and among the Company, 1007695 B.C. Ltd., a wholly-owned subsidiary of the Company (“Acquiror Canadian Sub”), and Kodiak Oil & Gas Corp. (“Kodiak”) (the “Arrangement Agreement”) pursuant to which Acquiror Canadian Sub will acquire all of the outstanding shares of common stock, without par value, of Kodiak, and Acquiror Canadian Sub and Kodiak will amalgamate with Kodiak surviving the amalgamation as part of a plan of arrangement as a wholly-owned subsidiary of the Company. The Special Meeting was held for the following purposes: (1) to approve the issuance of Whiting common stock, par value $0.001 per share, pursuant to the Arrangement Agreement (the “Share Issuance Proposal”) and (2) to approve any motion to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies (the “Whiting Adjournment Proposal”).

Each of the foregoing proposals was described in detail in the definitive joint proxy statement/circular, File No. 001-31899, filed by the Company with the U.S. Securities and Exchange Commission on October 29, 2014.

Of the 120,518,899 shares of Whiting common stock outstanding and entitled to vote as of the record date for the Special Meeting, 94,622,503 shares (approximately 78.5%) were present or represented by proxy at the Special Meeting. At the Special Meeting, the Company’s stockholders approved the Share Issuance Proposal. The results of the voting on the Share Issuance Proposal were as follows:

Proposal No. 1 – Share Issuance Proposal

Shares Voted
For	Against	Abstain	Broker Non- Vote
93,459,983	94,963	1,067,557	—

Because there were sufficient votes to approve the Share Issuance Proposal, adjournment of the Special Meeting to solicit additional proxies was unnecessary and the Whiting Adjournment Proposal was not submitted to the Company’s stockholders for approval at the Special Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITING PETROLEUM CORPORATION

Date: December 4, 2014	By:	/s/ James J. Volker
James J. Volker
Chairman, President and
Chief Executive Officer